Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Rentrak Corporation Amended and Restated 2005 Stock Incentive Plan and the Rentrak Corporation 2011 Incentive Plan, of comScore, Inc. of our reports dated February 20, 2015, with respect to the consolidated financial statements of comScore, Inc., and the effectiveness of internal control over financial reporting of comScore, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

McLean, Virginia

February 1, 2016